EXHIBIT 99.1

WEINGARTEN REALTY
2600 Citadel Plaza Drive
P. O. Box 924133
Houston, TX  77292-4133

NEWS RELEASE

Information:   Richard Summers, VP/Director of Investor Relations, Phone:  (713) 866-6050

Weingarten Realty Announces Third Quarter 2008 Results

Houston, TX, October 30, 2008: Weingarten Realty (NYSE: WRI) announced today the results of its third quarter ended September 30, 2008.

•
Net income, on a diluted per-share basis, was $0.34 for the third quarter of 2008, compared to $0.44 for the third quarter of 2007. The decline from the prior year was due to a reduction in gains from the sale of assets and increased costs related to a preferred share issuance, which together totaled approximately $0.08 per share, and non-recurring out-of-pocket costs related to Hurricane Ike of $0.02 per share;

•
Funds from operations (FFO), a non-GAAP financial indicator considered one of the most meaningful performance measurements within the REIT industry, was $0.74 per share for the third quarter of 2008. Excluding non-recurring charges related to Hurricane Ike and a preferred share redemption, adjusted FFO per share was $0.77 compared to $0.79 in the third quarter of 2007;

•	Merchant development gains for the quarter totaled $1.4 million (net of tax) or $0.02 of FFO per share compared to $0.05 of FFO per share (net of tax) in the third quarter of 2007;

•
Overall occupancy for the operating portfolio was 93.7% at the end of the third quarter of 2008 compared to 93.6% in the previous quarter. Occupancy for the retail properties was 94.5% compared to 94.2% in the second quarter of 2008, while industrial occupancy was 91.4% compared to 91.9% in the previous quarter;

•
As previously reported, the Company’s 98 properties in the Houston area suffered limited damage from Hurricane Ike. The vast majority of retailers disrupted by the storm have reopened for business. Based on an analysis of the total cost of Hurricane Ike and the related insurance deductible, the Company recorded a $0.02 per share charge in the third quarter.

Existing Portfolio
During the third quarter of 2008, the Company completed 306 new leases and renewals, totaling 1.5 million square feet. This is slightly ahead of the pace achieved last year. The average rental rate for leases that commenced in the third quarter increased 13.9% on a same space GAAP basis and 9.9% on a cash basis.

Retail occupancy ended the quarter at 94.5% up from 94.2% in the prior quarter. Same property net operating income (NOI) was down .6% from the third quarter of last year due to increased bad debt expense and retailer fallouts.

“We are encouraged by the 30 basis point increase in retail occupancy versus last quarter and strong same space releasing spreads. This was offset by the decline in same property NOI of .6% for the quarter. We do believe the same property NOI will improve in the fourth quarter although remaining below our original guidance,” said Johnny Hendrix, Executive Vice President/Asset Management.

New Development
The Company’s new development pipeline at the end of the third quarter 2008 includes 30 properties at various stages of development. Weingarten has invested $390 million in these projects to date and estimates its total investment, at completion, to be $542 million. The Company also projected that 11 of our 30 projects currently under development will be stabilized by the end of 2009 and these centers are currently 83% leased, including tenant-owned square footage. The Company’s total development pipeline of 30 projects is currently 65% leased. In the third quarter, management postponed the commencement of three development projects and moved them into the category of land held for development. The Company’s total investment in these three projects totals $32 million, which is primarily land cost.

“In the third quarter, we completed Colonial Landing, a significant redevelopment in Orlando, Florida that was part of our development pipeline,” said Robert Smith, Senior Vice President and Director of New Development. “Colonial Landing is a 267,000 square foot shopping center in an outstanding location with a three mile trade area population in excess of 97,000. The center has a strong tenant mix including Bed Bath & Beyond, Joann’s Fabrics, PetSmart, and The Sports Authority.  The WRI investment for this center totaled $15 million, has a yield of 9.0%, and a current occupancy level in excess of 95%.”

“Additionally, we contributed $0.02 of FFO per share in the third quarter from our merchant build activities and we have additional merchant build transactions under contract which, if completed, will meet the lower end of our full year merchant build guidance of $0.14 to $0.20 per share,” stated Smith.

Portfolio Enhancements
Dispositions of non-core properties in Texas and Louisiana totaled $8 million in the third quarter. Year-to-date, dispositions totaled $114 million, representing nine properties and 991,000 square feet. These dispositions generated gains on sale of $55 million. There were no acquisitions in the third quarter.

Balance Sheet Strength
Subsequent to quarter-end, the Company’s strong balance sheet was further enhanced by the issuance of 3,000,000 common shares of beneficial interest at $34.20 per share. The net proceeds from the offering of $98.2 million were used to repay indebtedness outstanding under the Company’s $605 million revolving credit facilities. As of October 29, 2008, the Company had $185 million of unused debt capacity under these facilities.
At the end of the third quarter, the Company also reported debt maturities for the remainder of 2008 and full year 2009 totaling $137.9 million, representing only 2.3% of gross assets. Debt maturities for 2010 total $128.7 million.

“We are very pleased to have raised additional common equity in this very challenging financial market. This capital further enhances our liquidity and already strong balance sheet. The Company has strong investment grade credit ratings from both Standard & Poor’s and Moody’s supported by a fixed charge coverage ratio in excess of 2.0x. In addition, we currently have approximately $2 billion in unencumbered assets that could be leveraged should we need to raise additional capital,” stated Steve Richter, Executive Vice President and Chief Financial Officer.

Dividends
The Board of Trust Managers declared a dividend of $0.525 for the third quarter of 2008. On an annualized basis, this represents a dividend of $2.10 per common share. The dividend is payable on December 15, 2008 to shareholders of record on December 5, 2008. For the year-to-date through September 30, 2008, the common dividend payout ratio was 68% of FFO.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share. All preferred share dividends are payable on December 15, 2008 to shareholders of record on December 5, 2008.

Outlook
“We are in a very challenging economic environment which is impacting our results.  In this environment, we have kept our focus on leasing and maintaining the occupancy of our existing portfolio, completing our existing new development pipeline, and deploying our capital wisely,” said Alexander. “I take comfort in the fact that over 70% of our net operating income comes from shopping centers that have a supermarket component, the most recession-resilient product type in our sector. Additionally, two-thirds of our rental income is from national and regional retailers and we have the most diversified tenant mix in our sector. No tenant represents more than 2.4% of our revenue and the top 25 tenants combined represent less than 22% of revenue. The additional common equity issued subsequent to the end of the quarter enhances our already strong balance sheet. These strengths, along with our talented, experienced team of associates positions us well to conservatively grow the company and pay the dividend even in this challenging environment.”

“In this weakening economy, we are lowering our full year FFO guidance to a range of $3.00 to $3.10 per share. The bottom end of the guidance range assumes no merchant development sales in the fourth quarter. Other items impacting the reduced guidance are previously reported additional one-time expenses of $0.04 per share, comprised of $0.02 from the preferred share redemption cost and $0.02 from Hurricane Ike. The dilution from the equity offering is $0.02 per share for 2008 with the balance of the reduction coming from expected weaker operating performance due to the volatile market and a softening economy.   While we are disappointed with these lowered results, we are very well positioned for both future opportunities as well as challenges.”

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on October 31, 2008 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 800-642-1687, identification number 65945121 until 11:59 PM Central Time on November 3, 2008.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty (NYSE:WRI) is celebrating its 60th anniversary as a commercial real estate owner, manager and developer, formed in 1948. Focused on delivering solid returns to shareholders, Weingarten is actively developing, acquiring, and intensively managing properties in 23 states that span the United States from coast-to-coast. The Company’s portfolio of 409 properties includes 329 neighborhood and community shopping centers and 80 industrial properties. Including tenant-owned square footage, the Company’s portfolio currently totals approximately 74 million square feet under management. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,400 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2008	2007	2008	2007
	STATEMENTS OF CONSOLIDATED INCOME AND FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
	Rental Income	$154,440	$148,387	$455,536	$425,736
	Other Income	4,307	4,542	10,456	9,716
	Total Revenues	158,747	152,929	465,992	435,452
	Depreciation and Amortization	36,606	33,115	118,957	95,787
	Operating Expense	26,999	27,528	80,054	74,683
	Ad Valorem Taxes	20,517	19,528	56,028	51,669
	General and Administrative Expense	5,816	6,537	19,774	19,650
	Total Expenses	89,938	86,708	274,813	241,789
	Operating Income	68,809	66,221	191,179	193,663
	Interest Expense	(38,884)	(38,470)	(112,838)	(110,183)
	Interest and Other Income	1,172	2,082	3,920	6,838
	Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	5,151	4,893	15,537	12,513
	Income Allocated to Minority Interests	(2,515)	(3,003)	(6,968)	(7,678)
	Gain (Loss) on Sale of Properties	(43)	986	101	3,010
	Gain on Land and Merchant Development Sales	1,418	4,199	8,240	8,150
	Provision for Income Taxes	(701)	(930)	(2,991)	(1,933)
	Income From Continuing Operations	34,407	35,978	96,180	104,380
	Operating Income From Discontinued Operations	100	2,001	2,357	7,361
	Gain on Sale of Properties From Discontinued Operations	4,520	6,284	53,983	59,684
	Income from Discontinued Operations	4,620	8,285	56,340	67,045
	Net Income	39,027	44,263	152,520	171,425
Less:	Preferred Share Dividends	9,114	5,982	25,842	16,485
	Redemption Costs of Preferred Shares	860		1,850
	Net Income Available to Common Shareholders--Basic	$29,053	$38,281	$124,828	$154,940
	Net Income Per Common Share--Basic	$0.35	$0.45	$1.49	$1.80
	Net Income Available to Common Shareholders--Diluted	$29,053	$38,281	$124,828	$158,251
	Net Income Per Common Share--Diluted	$0.34	$0.44	$1.48	$1.77

	Funds from Operations:
	Net Income Available to Common Shareholders	$29,053	$38,281	$124,828	$154,940
	Depreciation and Amortization	34,282	33,142	114,535	97,023
	Depreciation and Amortization of Unconsolidated Joint Ventures	3,137	2,846	8,698	7,439
	Gain on Sale of Properties	(4,470)	(5,644)	(53,437)	(58,842)
	(Gain) Loss on Sale of Properties of Unconsolidated Joint Ventures	2	2	(12)	2
	Funds from Operations--Basic	$62,004	$68,627	$194,612	$200,562
	Funds from Operations Per Common Share--Basic	$0.74	$0.80	$2.32	$2.33
	Funds from Operations--Diluted	$62,004	$68,627	$194,612	$203,873
	Funds from Operations Per Common Share--Diluted	$0.74	$0.79	$2.31	$2.28
	Weighted Average Shares Outstanding--Basic	83,795	85,470	83,739	85,914
	Weighted Average Shares Outstanding--Diluted	84,316	86,464	84,288	89,410

	September 30,	December 31,
	2008	2007
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$5,065,750	$4,972,344
Accumulated Depreciation	(818,070)	(774,321)
Investment in Real Estate Joint Ventures and Partnerships	308,516	300,756
Notes Receivable from Real Estate Joint Ventures and Partnerships	166,161	81,818
Unamortized Debt and Lease Costs	119,577	114,969
Accrued Rent and Accounts Receivable, net	91,485	94,607
Cash and Cash Equivalents	53,224	65,777
Restricted Deposits and Mortgage Escrows	18,010	38,884
Other	116,004	98,509
Total Assets	$5,120,657	$4,993,343

Debt	$3,318,327	$3,165,059
Accounts Payable and Accrued Expenses	165,250	155,137
Other	88,822	104,439
Total Liabilities	3,572,399	3,424,635

Minority Interest	158,530	96,885

Preferred Shares of Beneficial Interest	8	8
Common Shares of Beneficial Interest	2,533	2,565
Treasury Shares of Beneficial Interest		(41)
Accumulated Additional Paid-In Capital	1,373,097	1,442,027
Net Income in Excess of Accumulated Dividends	35,300	42,739
Accumulated Other Comprehensive Loss	(21,210)	(15,475)
Total Shareholders' Equity	1,389,728	1,471,823
Total Liabilities and Shareholders' Equity	$5,120,657	$4,993,343